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                                                                              EXHIBIT 12

                             BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                 Ratio of Earnings to Fixed Charges

                                                                                     Nine Months
                                         Year Ended December 31                  Ended September 30
                             1992       1993      1994      1995       1996       1996       1997
                                     (dollar amounts expressed in thousands)

Interest costs            $ 191,026 $ 172,170  $ 169,170 $ 154,469  $ 146,234   $111,162 $ 110,491
Interest capitalized
  during the period           3,972     2,036      1,630     3,549     17,778     12,094    10,435
Interest factor related to
  noncapitalized leases(1)    7,150     7,485      9,161     8,600     12,982      9,598     9,031
                          _________ _________  _________ _________  _________  _________ _________
  Total fixed charges     $ 202,148 $ 181,691  $ 179,961 $ 166,618  $ 176,994  $ 132,854 $ 129,957

Income (loss) before
  income taxes and
  minority interest       $(252,510)$(125,590) $ (64,750)$ 589,410  $  31,340  $  22,240 $ (47,900)
Undistributed (earnings)
  losses of less than 50%
  owned persons, net of
  distributions received     (2,119)     (922)    (1,110)  (36,861)    (1,290)    (1,150)    3,361
Total fixed charges         202,148   181,691    179,961   166,618    176,994    132,854   129,957
Less: Interest capitalized   (3,972)   (2,036)    (1,630)   (3,549)   (17,778)   (12,094)  (10,435)
      Guarantee of interest
        on ESOP debt        (23,380)  (22,208)   (20,717)  (19,339)   (17,874)   (13,442)  (12,301)
                          _________ _________  _________ _________  _________  _________ _________

Total earnings (losses)
  before fixed charges    $ (79,833)$  30,935  $  91,754 $ 696,279  $ 171,392  $ 128,408 $  62,682

  Ratio of earnings to
    fixed charges(2)           -         -          -         4.18       -          -         -

(1)  Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2)  Earnings before fixed charges were inadequate to cover total fixed charges by $281,981,000,
     $150,756,000, $88,207,000, and $5,602,000 for the years ended December 31, 1992, 1993, 1994, and 1996 and $4,446,000 and $67,275,000 for the nine months ended September 30, 1996 and 1997.
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